Exhibit 99.2

Item 1. Financial Statements

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Natural gas and oil sales	$9,202	$14,002
Gain (loss) on commodity cash flow hedges	(896)	416
Gain (loss) on other commodity derivative contracts	17,649	(21,772)
Total revenues	25,955	(7,354)

Costs and expenses:
Lease operating expenses	3,133	2,015
Depreciation, depletion, amortization, and accretion	3,783	2,824
Impairment of natural gas and oil properties	63,818	—
Selling, general and administrative expenses	3,152	1,646
Production and other taxes	642	966
Total costs and expenses	74,528	7,451

Loss from operations	(48,573)	(14,805)

Other income and (expense):
Interest income	—	8
Interest expense	(1,013)	(1,130)
Loss on interest rate derivative contracts	(379)	(5)
Total other expense	(1,392)	(1,127)

Net loss	$(49,965)	$(15,932)

Net loss per unit:
Common & Class B units – basic	$(3.98)	$(1.42)

Common & Class B units – diluted	$(3.98)	$(1.42)

Weighted average units outstanding:
Common units – basic & diluted	12,145,873	10,795,000
Class B units – basic & diluted	420,000	420,000

See accompanying notes to consolidated financial statements

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,924	$3
Trade accounts receivable, net	4,204	6,083
Derivative assets	28,106	22,184
Other receivables	3,797	2,763
Other current assets	637	845
Total current assets	39,668	31,878

Natural gas and oil properties, at cost	286,632	284,447
Accumulated depletion	(169,739)	(102,178)
Natural gas and oil properties evaluated, net – full cost method	116,893	182,269

Other assets
Derivative assets	19,087	15,749
Deferred financing costs	805	882
Other assets	1,053	1,784
Total assets	$177,506	$232,562

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$883	$2,148
Accounts payable – natural gas and oil	871	1,327
Payables to affiliates	1,263	2,555
Derivative liabilities	244	486
Accrued expenses	2,311	1,248
Total current liabilities	5,572	7,764

Long-term debt	136,500	135,000
Derivative liabilities	2,599	2,313
Asset retirement obligations	2,159	2,134
Total liabilities	146,830	147,211

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 common units issued and outstanding at March 31, 2009 and December 31, 2008	32,399	88,550
Class B units, 420,000 issued and outstanding at March 31, 2009 and December 31, 2008	5,195	4,606
Accumulated other comprehensive loss	(6,918)	(7,805)
Total members’ equity	30,676	85,351
Total liabilities and members’ equity	$177,506	$232,562

See accompanying notes to consolidated financial statements

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2009	2008
Operating activities
Net loss	$(49,965)	$(15,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	3,783	2,824
Impairment of natural gas and oil properties	63,818	—
Amortization of deferred financing costs	100	84
Unit-based compensation	2,188	915
Amortization of premiums paid and non-cash settlements on derivative contracts	1,465	1,301
Unrealized (gains) losses on other commodity and interest rate derivative contracts	(9,786)	20,210
Changes in operating assets and liabilities:
Trade accounts receivable	1,879	(5,615)
Other receivables	(1,034)	—
Payables to affiliates	(1,292)	(108)
Other current assets	208	(306)
Price risk management activities, net	(9)	(183)
Accounts payable	(1,721)	253
Accrued expenses	(236)	598
Net cash provided by operating activities	9,398	4,041

Investing activities
Additions to property and equipment	(7)	(32)
Additions to natural gas and oil properties	(1,260)	(1,238)
Acquisitions of natural gas and oil properties	(202)	(65,662)
Deposits and prepayments of natural gas and oil properties	(1)	(1,120)
Net cash used in investing activities	(1,470)	(68,052)

Financing activities
Proceeds from borrowings	6,500	71,400
Repayment of debt	(5,000)	(6,300)
Distributions to members	(6,283)	(3,263)
Financing costs	(23)	(178)
Purchase of units for issuance as unit-based compensation	(201)	—
Net cash provided by (used in) financing activities	(5,007)	61,659

Net increase (decrease) in cash and cash equivalents	2,921	(2,352)

Cash and cash equivalents, beginning of period	3	3,109

Cash and cash equivalents, end of period	$2,924	$757

Supplemental cash flow information:
Cash paid for interest	$1,010	$1,106
Non-cash financing and investing activities:
Asset retirement obligations	$—	$1,260
Accrued dividends declared	$—	$4,991
Derivative liabilities assumed in acquisition of natural gas and oil properties	$—	$1,128
Transfer of deposit for natural gas and oil properties	$—	$7,830
See accompanying notes to consolidated financial statements

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2009	2008

Net loss	$(49,965)	$(15,932)

Net gains (losses) from derivative contracts:
Unrealized mark-to-market gains arising during the period	—	1,490
Reclassification adjustments for settlements	887	(416)
Other comprehensive income	887	1,074

Comprehensive loss	$(49,078)	$(14,858)

See accompanying notes to consolidated financial statements

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Description of the Business:

Vanguard Natural Resources, LLC is a publicly-traded limited liability company focused on the acquisition and development of mature, long-lived natural gas and oil properties in the United States. Through our operating subsidiaries, we own properties in the southern portion of the Appalachian Basin, primarily in southeast Kentucky and northeast Tennessee, in the Permian Basin, primarily in west Texas and southeastern New Mexico, and in south Texas.

References in this report to (1) “us,” “we,” “our,” “the Company,” “Vanguard” or “VNR” are to Vanguard Natural Resources, LLC and its subsidiaries, including Vanguard Natural Gas, LLC, Trust Energy Company, LLC (“TEC”), VNR Holdings, Inc. (“VNRH”), Ariana Energy, LLC (“Ariana Energy”) and Vanguard Permian, LLC (“Vanguard Permian”) and (2) “Vanguard Predecessor,” “Predecessor,” “our operating subsidiary” or “VNG” are to Vanguard Natural Gas, LLC.

We were formed in October 2006 but effective January 5, 2007, Vanguard Natural Gas, LLC (formerly Nami Holding Company, LLC) was separated into our operating subsidiary and Vinland Energy Eastern, LLC ("Vinland"). As part of the separation, we retained all of our Predecessor’s proved producing wells and associated reserves. We also retained 40% of our Predecessor’s working interest in the known producing horizons in approximately 95,000 gross undeveloped acres and a contract right to receive approximately 99% of the net proceeds from the sale of production from certain producing gas and oil wells. In the separation, Vinland was conveyed the remaining 60% of our Predecessor’s working interest in the known producing horizons in this acreage, 100% of our Predecessor’s working interest in depths above and 100 feet below our known producing horizons, all of our gathering and compression assets, and all employees other than our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer. Vinland operates all of our existing wells in Appalachia and all of the wells that we drill in Appalachia. We refer to these events as the "Restructuring."

1.	Summary of Significant Accounting Policies

The accompanying financial statements are unaudited and were prepared from our records. We derived the consolidated balance sheet as of December 31, 2008, from the audited financial statements filed in our 2008 Annual Report on Form 10-K.  Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by U.S. generally accepted accounting principles (“GAAP”). You should read this Quarterly Report on Form 10-Q along with our 2008 Annual Report on Form 10-K, which contains a summary of our significant accounting policies and other disclosures. In our opinion, we have made all adjustments which are of a normal, recurring nature to fairly present our interim period results. Information for interim periods may not be indicative of our operating results for the entire year. Additionally, our financial statements for prior periods include reclassifications that were made to conform to the current period presentation. Those reclassifications did not impact our reported net income, members’ equity, or net cash flows.

As of March 31, 2009, our significant accounting policies are consistent with those discussed in Note 1 of our consolidated financial statements contained in our 2008 Annual Report on Form 10-K.

(a)	Basis of Presentation and Principles of Consolidation:

The consolidated financial statements as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and 2008 include our accounts and those of our wholly owned subsidiaries. We present our financial statements in accordance with GAAP.  All intercompany transactions and balances have been eliminated upon consolidation.

(b)	Recently Adopted Accounting Pronouncements:

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS 157”) as it relates to financial assets and financial liabilities. In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities. Also in February 2008, the FASB issued FASB Staff Position No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”), which states that Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (“SFAS 13”) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13 are excluded from the provisions of SFAS 157, except for assets and liabilities related to leases assumed in a business combination that are required to be measured at fair value under Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”) or Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations,” (“SFAS 141(R)”). In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair value of a Financial Asset in a Market That Is Not Active” (“FSP 157-3”), which clarifies the application of SFAS 157 when the market of a financial asset is inactive and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The guidance in FSP 157-3 was effective immediately upon issuance and had no impact on our consolidated financial statements.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions. In adopting SFAS 157 on January 1, 2008, as it relates to financial assets and financial liabilities, we determined that the impact of these additional assumptions on fair value measurements did not have a material effect on our financial position or results of operations. The adoption of SFAS 157 on January 1, 2009, as it relates to nonfinancial assets and nonfinancial liabilities, did not have a material impact on our financial position or results of operations. See Note 5. Fair Value Measurements for further discussion.

In April 2009, the FASB issued FASB Staff Position No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal activity for the asset or liability. FSP 157-4 also provides additional guidance on circumstances that may indicate that a transaction is not orderly. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009. We do not believe the adoption of FSP 157-4 will materially impact our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141“Business Combinations” (“SFAS 141.”) SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. Effective January 1, 2009, we adopted SFAS 141(R). However, since we did not consummate any business combinations during the three months ended March 31, 2009, the adoption did not affect our consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” This Staff Position amends the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination under SFAS No. 141(R.) This Staff Position carries forward the requirements in SFAS 141 for acquired contingencies, which would require that such contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. Otherwise, companies would typically account for the acquired contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” This Staff Position has the same effective date as SFAS 141(R), and the adoption did not affect our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Effective January 1, 2009, we adopted SFAS 160; however, since we do not own any “non-controlling interests,” the adoption did not affect our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Effective January 1, 2009, we adopted SFAS 161. The adoption did not have a material impact on our consolidated financial statements. See Note 4. Price Risk Management Activities for further discussion.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with GAAP in the United States. This statement became effective on November 15, 2008. The adoption of SFAS 162 did not have a material effect on our consolidated financial statements.

(c)	New Pronouncements Issued But Not Yet Adopted:

In December 2008, the SEC published a Final Rule, “Modernization of Oil and Gas Reporting.” The new rule permits the use of new technologies to determine proved reserves if those technologies have been demonstrated to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor, (ii) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit, and (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The use of average prices will affect future impairment and depletion calculations. The new disclosure requirements are effective for annual reports on Forms 10-K for fiscal years ending on or after December 31, 2009. A company may not apply the new rules to disclosures in quarterly reports prior to the first annual report in which the revised disclosures are required. We have not yet determined the impact of this Final Rule, which will vary depending on changes in commodity prices, on our disclosures, financial position, or results of operations.

In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (“FSP 107-1.”) FSP 107-1 amends SFAS No. 107, “Disclosures about Fair Values of Financial Instruments” and Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require disclosures about fair value of financial instruments in interim financial statements. FSP 107-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We will adopt the disclosure requirements of FSP 107-1 in the third quarter of fiscal 2009.

(d)	Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to proved natural gas and oil reserves and related cash flow estimates used in impairment tests of natural gas and oil properties, the fair value of derivative contracts and asset retirement obligations, accrued natural gas and oil revenues and expenses, as well as estimates of expenses related to depreciation, depletion, amortization, and accretion. Actual results could differ from those estimates.

2.	Acquisition

On December 21, 2007, we entered into a Purchase and Sale Agreement with the Apache Corporation for the purchase of certain oil and natural gas properties located in ten separate fields in the Permian Basin of west Texas and southeastern New Mexico. The purchase price for said assets was $78.3 million with an effective date of October 1, 2007. We completed this acquisition on January 31, 2008 for an adjusted purchase price of $73.4 million, subject to customary post closing adjustments. The post closing adjustments reduced the final purchase price to $71.5 million and included a purchase price adjustment of $6.8 million for the cash flow from the acquired properties for the period between the effective date, October 1, 2007, and the final settlement date. As part of this acquisition, we assumed fixed-price oil swaps covering approximately 90% of the estimated proved developed producing oil reserves through 2011 at a weighted average price of $87.29. The fair value of these fixed-price oil swaps was a liability of $1.1 million at January 31, 2008. This acquisition was funded with borrowings under our existing reserve-based credit facility.

On July 18, 2008, we entered into a Purchase and Sale Agreement with Segundo Navarro Drilling, Ltd., a wholly owned subsidiary of the Lewis Energy Group, for the acquisition of certain natural gas and oil properties located in the Dos Hermanos Field in Webb County, Texas. The purchase price for said assets was $53.4 million with an effective date of June 1, 2008. We completed this acquisition on July 28, 2008 for an adjusted purchase price of $51.4 million, subject to customary post-closing adjustments to be determined. This acquisition was funded with $30.0 million of borrowings under our reserve-based credit facility and through the issuance of 1,350,873 common units of the Company valued at $21.4 million. Upon closing this transaction, we assumed natural gas swaps and collars based on Houston Ship Channel pricing for approximately 85% of the estimated gas production from existing producing wells for the period beginning July 2008 through December 2011 which had a fair value of $3.6 million on July 28, 2008.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following unaudited pro forma results for the three months ended March 31, 2008 show the effect on our consolidated results of operations as if the January 2008 acquisition and July 2008 acquisition had occurred on January 1, 2008. The pro forma results for the 2008 period presented are the results of combining our statement of operations with the revenues and direct operating expenses of the oil and gas properties acquired adjusted for (1) assumption of asset retirement obligations and accretion expense for the properties acquired, (2) depletion expense applied to the adjusted basis of the properties acquired using the purchase method of accounting, (3) interest expense on added borrowings necessary to finance the acquisition, and (4) the impact of common units issued to partially finance the July 2008 acquisition. The pro forma information is based upon numerous assumptions, and is not necessarily indicative of future results of operations:

Three Months Ended March 31, 2008 Proforma (in thousands, except per unit data) (unaudited)
Total revenues	$(2,700)
Net loss	$(14,331)
Net loss per unit:
Common & Class B units – basic	$(1.14)
Common & Class B units – diluted	$(1.14)

3.	Credit Facility and Long-Term Debt

Our credit facility and long-term debt consisted of the following:

			Amount Outstanding (in thousands)
Description	Interest Rate	Maturity Date	March 31, 2009	December 31, 2008
Senior secured reserve-based credit facility	Variable	March 31, 2011	$136,500	$135,000

Senior Secured Reserve-Based Credit Facility

In January 2007, we entered into a four-year revolving credit facility (“reserve-based credit facility”) with Citibank, N.A. and BNP Paribas. All of our Predecessor’s outstanding debt was repaid with borrowings under this reserve-based credit facility. The available credit line (“Borrowing Base”) is subject to adjustment from time to time but not less than on a semi-annual basis based on the projected discounted present value (as determined by independent petroleum engineers) of estimated future net cash flows from certain of our proved natural gas and oil reserves. The reserve-based credit facility is secured by a first lien security interest in all of our natural gas and oil properties. Additional borrowings were made in January 2008 pursuant to the acquisition of natural gas and oil properties in the Permian Basin. In February 2008, our reserve-based credit facility was amended and restated to extend the maturity from January 3, 2011 to March 31, 2011, increase the facility amount from $200.0 million to $400.0 million, increase our borrowing base from $110.5 million to $150.0 million and add two additional financial institutions as lenders, Wachovia Bank, N.A. and The Bank of Nova Scotia. In May 2008, our reserved-based credit facility was amended in response to a potential acquisition that, ultimately, did not occur. As a result, none of the provisions included in this amendment went into effect. In October 2008, we amended our reserve-based credit facility, which set our borrowing base under the facility at $175.0 million pursuant to our semi-annual redetermination and added a new lender, BBVA Compass Bank. In February 2009, our reserve-based credit facility was amended to allow us to repurchase up to $5.0 million of our own units. Indebtedness under the reserve-based credit facility totaled $136.5 million at March 31, 2009.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Interest rates under the reserve-based credit facility are based on Eurodollar (LIBOR) or ABR (Prime) indications, plus a margin. At March 31, 2009 the applicable margin and other fees increase as the utilization of the borrowing base increases as follows:

Borrowing Base Utilization Percentage	<33%	>33% <66%	>66% <85%	>85%
Eurodollar Loans	1.500%	1.750%	2.000%	2.125%
ABR Loans	0.000%	0.250%	0.500%	0.750%
Commitment Fee Rate	0.250%	0.300%	0.375%	0.375%
Letter of Credit Fee	1.000%	1.250%	1.500%	1.750%

Our reserve-based credit facility contains a number of customary covenants that require us to maintain certain financial ratios, limit our ability to incur additional debt, sell assets, create liens, or make distributions to our unitholders when our outstanding borrowings exceed 90% of our borrowing base. Additionally, our reserve-based credit facility stipulates that a change of control is not permitted, which includes (1) an acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC) of equity interests representing more than 25% of the aggregate ordinary voting power represented by our issued and outstanding equity interests other than by Majeed S. Nami or his affiliates or (2) the replacement of a majority of our directors by persons not approved by our board of directors. At March 31, 2009, we were in compliance with our debt covenants.

The Credit Agreement required us to enter into a commodity price hedge position establishing certain minimum fixed prices for anticipated future production equal to approximately 84% of our projected production from proved developed producing reserves from the second half of 2007 through 2011. Also, the Credit Agreement required that certain production put option contracts for the years 2007, 2008, and 2009 be put in place to create a price floor for anticipated production from new wells drilled. See Note 4. Price Risk Management Activities for further discussion.

4.	Price Risk Management Activities

We have entered into derivative contracts with counterparties that are lenders under our reserve-based credit facility, Citibank N.A., BNP Paribas, The Bank of Nova Scotia, and Wachovia Bank, N.A., to hedge price risk associated with a portion of our natural gas and oil production. While it is never management’s intention to hold or issue derivative instruments for speculative trading purposes, conditions sometimes arise where actual production is less than estimated which has, and could, result in overhedged volumes. Under fixed-priced commodity swap agreements, we receive a fixed price on a notional quantity in exchange for paying a variable price based on a market index, such as the Columbia Gas Appalachian Index (‘TECO Index”), Henry Hub, or Houston Ship Channel for natural gas production and the West Texas Intermediate Light Sweet for oil production. Under put option agreements, we pay the counterparty an option premium, equal to the fair value of the option at the purchase date. At settlement date we receive the excess, if any, of the fixed floor over floating rate. Under collar contracts, we pay the counterparty if the market price is above the ceiling price and the counterparty pays us if the market price is below the floor price on a notional quantity. The collars and put options for natural gas are settled based on the NYMEX price for natural gas at Henry Hub or Houston Ship Channel.

Under SFAS 133, all derivative instruments are recorded on the consolidated balance sheets at fair value as either short-term or long-term assets or liabilities based on their anticipated settlement date. We net derivative assets and liabilities for counterparties where we have a legal right of offset. Changes in the derivatives’ fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For qualifying cash flow hedges, the unrealized gain or loss on the derivative is deferred in accumulated other comprehensive income (loss) in the equity section of the consolidated balance sheets to the extent the hedge is effective. Gains and losses on cash flow hedges included in accumulated other comprehensive income (loss) are reclassified to gains (losses) on commodity cash flow hedges or gains (losses) on interest rate derivative contracts in the period that the related production is delivered or the contract settles. The unrealized gains (losses) on derivative contracts that do not qualify for hedge accounting treatment are recorded as gains (losses) on other commodity derivative contracts or gains (losses) on interest rate derivative contracts in the consolidated statements of operations.

In February 2008, as part of the Permian Basin acquisition, we assumed fixed-price oil swaps covering approximately 90% of the estimated proved developed producing oil production through 2011 at a weighted average price of $87.29. Also, in February 2008, we sold calls (or set a ceiling price) which effectively collared 2,000,000 MMBtu of gas production in 2008 through 2009 which was previously only subject to a put (or price floor), we reset the price on 2,387,640 MMBtu of natural gas swaps settling in 2010 from $7.53 to $8.76 per MMBtu, and we entered into a 2012 fixed-price oil swap at $80.00 for 87% of our estimated proved developed production. In April 2008, we reset the price on 800,000 MMBtu of natural gas puts settling from May 1, 2008 to December 31, 2008 from $7.50 to $9.00 per MMBtu at a cost to us of $0.3 million which was funded with cash on hand. In July 2008, in connection with the south Texas acquisition, we assumed natural gas swaps and collars based on Houston Ship Channel pricing for approximately 85% of the estimated gas production from our existing producing wells for the period beginning July 2008 through December 2011.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In November 2008, in connection with preparing our quarterly report for third quarter 2008 and discussion with BDO Seidman, LLP, our independent registered public accounting firm, our management and the Audit Committee of our Board of Directors concluded that the contemporaneous formal documentation we had prepared to support our initial hedge designations and subsequent assessments for ineffectiveness in connection with our natural gas and oil hedging program in 2008 did not meet the technical requirements to qualify for cash flow hedge accounting treatment in accordance with SFAS 133. The primary reasons for this determination were that our formal hedge documentation lacked specificity of the hedged cash flow and the quantitative subsequent assessments for ineffectiveness were insufficient. Therefore, the cash flow designations failed to meet hedge documentation requirements for cash flow hedge accounting treatment. In addition, the natural gas derivative swap contracts entered into in 2007 were de-designated as cash flow hedges in the first quarter of 2008 due to an overhedged position in natural gas which made them ineffective. As a result, we now recognize changes in our derivatives’ fair values in current earnings under gains (losses) on other commodity derivative contracts. In addition, the net derivative loss at December 31, 2007 related to the de-designated natural gas derivate swap contracts entered into in 2007 is reported in accumulated other comprehensive income until the month in which the transactions settle, at which time it is recognized as gains (losses) on commodity cash flow hedges.

In February 2009, we liquidated our 2012 oil swap and entered into new 2010 and 2011 natural gas swap and collar transactions. Specifically, a fixed price NYMEX natural gas swap for January through September 2010 and April through September 2011 at $8.04 and $7.85, respectively, was executed for 2,000 MMBtu/day. In addition, a 2,000 MMBtu/day NYMEX natural gas collar with a floor price of $7.50 and a ceiling price of $9.00 for October 2010 through March 2011 and October 2011 through December 2011 was executed. These natural gas derivatives were obtained at prices above the current market by using the proceeds of the liquidation of the 2012 oil swap.

As of March 31, 2009, we have open commodity derivative contracts covering our anticipated future production as follows:

Swap Agreements

	Gas		Oil
Contract Period	MMBtu	Weighted Average Fixed Price	Bbls	WTI Price
April 1, 2009 - December 31, 2009	2,672,864	$9.30	135,000	$87.23
January 1, 2010 - December 31, 2010	3,782,040	$8.95	164,250	$85.65
January 1, 2011 - December 31, 2011	3,328,312	$7.83	151,250	$85.50

Put Option Contracts

Contract Period	Volume in MMBtu	Purchased NYMEX Price Floor
April 1, 2009 - December 31, 2009	613,041	$7.50

Collars

	Gas			Oil
	MMBtu	Floor	Ceiling	Bbls	Floor	Ceiling
Production Period:
April 1, 2009 - December 31, 2009	749,997	$7.50	$9.00	27,500	$100.00	$127.00
January 1, 2010 - December 31, 2010	914,000	$7.90	$9.24	—	$—	$—
January 1, 2011 - December 31, 2011	364,000	$7.50	$9.00	—	$—	$—

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Interest Rate Swaps

We enter into interest rate swap agreements, which require exchanges of cash flows that serve to synthetically convert a portion of our variable interest rate exposures to fixed interest rates.

From December 2007 through March 2008, we entered into interest rate swap agreements which effectively fixed the LIBOR rate at 2.66 % to 3.88% on $60.0 million of borrowings. In August 2008, we entered into two interest rate basis swaps which changed the reset option from three month LIBOR to one month LIBOR on the total $60.0 million of outstanding interest rate swaps. By doing so, we reduced our borrowing cost based on three month LIBOR by 14 basis points on $20.0 million of borrowings for a one year period starting September 10, 2008 and 12 basis points on $40.0 million of borrowings for a one year period starting October 31, 2008. As a result of these two basis swaps, we chose to de-designate the interest rate swaps as cash flow hedges as the terms of the new contracts no longer matched the terms of the original contracts, thus causing the interest rate hedges to be ineffective. Beginning in the third quarter of 2008, we recorded changes in the fair value of our interest rate derivatives in current earnings under gains (losses) on interest rate derivative contracts. The net unrealized gain at June 30, 2008 related to the de-designated cash flow hedges is reported in accumulated other comprehensive income and later reclassified to earnings in the month in which the transactions settle. In December 2008, we amended three existing interest rate swap agreements and entered into one new agreement which fixed the LIBOR rate at 1.85% on $10.0 million of borrowings through December 2010. The first amended agreement reduced the fixed LIBOR rate from 3.88% to 3.35% on $20.0 million and the maturity was extended two additional years to December 10, 2012. In addition, the second amended agreement reset the notional amount on the March 31, 2011 swap from $10.0 million to $20.0 million and also reduced the rate from 2.66% to 2.08%. The final amended agreement reset the notional amount on the January 31, 2011 swap from $10.0 million to $20.0 million, reduced the rate from 3.00% to 2.38% and also extended the maturity two additional years to 2013.

As of March 31, 2009, we have open interest rate derivative contracts as follows:

	Notional Amount (in thousands)	Fixed Libor Rates
Period:
April 1, 2009 to December 10, 2010	$10,000	1.50%
April 1, 2009 to December 20, 2010	$10,000	1.85%
April 1, 2009 to January 31, 2011	$20,000	3.00%
April 1, 2009 to March 31, 2011	$20,000	2.08%
April 1, 2009 to December 10, 2012	$20,000	3.35%
April 1, 2009 to January 31, 2013	$20,000	2.38%
April 1, 2009 to September 10, 2009 (Basis Swap)	$20,000	LIBOR 1M vs. LIBOR 3M
April 1, 2009 to October 31, 2009 (Basis Swap)	$40,000	LIBOR 1M vs. LIBOR 3M

Balance Sheet Presentation

Our commodity derivatives and interest rate swap derivatives are presented on a net basis in “derivative assets” and “derivative liabilities” on the consolidated balance sheets. The following summarizes the fair value of derivatives outstanding on a gross basis.

	March 31, 2009	December 31, 2008
	(in thousands)
Assets:
Commodity derivatives	$51,452	$39,875
	$51,452	$39,875
Liabilities:
Commodity derivatives	$(4,259)	$(1,942)
Interest rate swaps	(2,843)	(2,799)
	$(7,102)	$(4,741)

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

By using derivative instruments to economically hedge exposures to changes in commodity prices and interest rates, we expose ourselves to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk. Our counterparties are participants in our reserve-based credit facility (See Note 3. Credit Facilities and Long-Term Debt for further discussion) which is secured by our natural gas and oil properties; therefore, we are not required to post any collateral. The maximum amount of loss due to credit risk that we would incur if our counterparties failed completely to perform according to the terms of the contracts, based on the gross fair value of financial instruments, was approximately $51.5 million at March 31, 2009.

We minimize the credit risk in derivative instruments by: (i) entering into derivative instruments only with counterparties that are also lenders in our reserve-based credit facility and (ii) monitoring the creditworthiness of our counterparties on an ongoing basis. In accordance with our standard practice, our commodity and interest rate swap derivatives are subject to counterparty netting under agreements governing such derivatives and therefore the risk of such loss is somewhat mitigated as of March 31, 2009.

Gain (Loss) on Derivatives

Gains and losses on derivatives are reported on the consolidated statement of operations in “gain (loss) on other commodity derivative contracts” and “loss on interest rate derivative contracts” and include realized and unrealized gains (losses). Realized gains (losses) represent amounts related to the settlement of derivative instruments. Unrealized gains (losses) represent the change in fair value of the derivative instruments and are non-cash items.

The following presents our reported gains and losses on derivative instruments:

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Realized gains (losses):
Other commodity derivatives	$7,820	$(1,562)
Interest rate swaps	(336)	(5)
	$7,484	$(1,567)
Unrealized gains (losses):
Other commodity derivatives	$9,829	$(20,210)
Interest rate swaps	(43)	—
	$9,786	$(20,210)
Total gains (losses):
Other commodity derivatives	$17,649	$(21,772)
Interest rate swaps	(379)	(5)
	$17,270	$(21,777)

5.	Fair Value Measurements

As discussed in Note 1. Summary of Significant Accounting Policies (b), we adopted SFAS 157 for financial assets and financial liabilities as of January 1, 2008 and for non-financial assets and liabilities as of January 1, 2009. SFAS 157 does not expand the use of fair value measurements, but rather, provides a framework for consistent measurement of fair value for those assets and liabilities already measured at fair value under other accounting pronouncements. Certain specific fair value measurements, such as those related to share-based compensation, are not included in the scope of SFAS 157. Primarily, SFAS 157 is applicable to assets and liabilities related to financial instruments, to some long-term investments and liabilities, to initial valuations of assets and liabilities acquired in a business combination, and to long-lived assets carried at fair value subsequent to an impairment write-down. It does not apply to oil and natural gas properties accounted for under the full cost method, which are subject to impairment based on SEC rules. SFAS 157 applies to assets and liabilities carried at fair value on the consolidated balance sheet, as well as to supplemental fair value information about financial instruments not carried at fair value.

The estimated fair values of our financial instruments closely approximate the carrying amounts as discussed below:

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, payables to affiliates, and accrued expenses. The carrying amounts approximate fair value due to the short maturity of these instruments.

Long-term debt. The carrying amount of our reserve-based credit facility approximates fair value because our current borrowing rate does not materially differ from market rates for similar bank borrowings.

We have applied the provisions of SFAS 157 to assets and liabilities measured at fair value on a recurring basis. This includes natural gas, oil and interest rate derivatives contracts. SFAS 157 provides a definition of fair value and a framework for measuring fair value, as well as expanding disclosures regarding fair value measurements. The framework requires fair value measurement techniques to include all significant assumptions that would be made by willing participants in a market transaction. These assumptions include certain factors not consistently provided for previously by those companies utilizing fair value measurement; examples of such factors would include our own credit standing (when valuing liabilities) and the buyer’s risk premium. In adopting SFAS 157, we determined that the impact of these additional assumptions on fair value measurements did not have a material effect on our financial position or results of operations.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 provides a hierarchy of fair value measurements, based on the inputs to the fair value estimation process. It requires disclosure of fair values classified according to the “levels” described below. The hierarchy is based on the reliability of the inputs used in estimating fair value and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The framework for fair value measurement assumes that transparent “observable” (Level 1) inputs generally provide the most reliable evidence of fair value and should be used to measure fair value whenever available. The classification of a fair value measurement is determined based on the lowest level (with Level 3 as the lowest) of significant input to the fair value estimation process.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices for identical instruments in active markets.

Level 2
Quoted market prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3
Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 assets and liabilities generally include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation or for which there is a lack of transparency as to the inputs used.

As required by SFAS 157, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. Our commodity derivative instruments consist of swaps and options. We estimate the fair values of the swaps based on published forward commodity price curves for the underlying commodities as of the date of the estimate. We estimate the option value of the contract floors and ceilings using an option pricing model which takes into account market volatility, market prices and contract parameters. The discount rate used in the discounted cash flow projections is based on published LIBOR rates, Eurodollar futures rates and interest swap rates. In order to estimate the fair value of our interest rate swaps, we use a yield curve based on money market rates and interest rate swaps, extrapolate a forecast of future interest rates, estimate each future cash flow, derive discount factors to value the fixed and floating rate cash flows of each swap, and then discount to present value all known (fixed) and forecasted (floating) swap cash flows. Curve building and discounting techniques used to establish the theoretical market value of interest bearing securities are based on readily available money market rates and interest rate swap market data. To extrapolate future cash flows, discount factors incorporating our counterparties’ and our credit standing are used to discount future cash flows. We have classified the fair values of all its derivative contracts as Level 2.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Financial assets and financial liabilities measured at fair value on a recurring basis are summarized below:

	March 31, 2009 (in thousands)
	Fair Value Measurements Using			Assets/Liabilities
	Level 1	Level 2	Level 3	at Fair value
Assets:
Commodity price derivative contracts	$—	$47,193	$—	$47,193
Total derivative instruments	$—	$47,193	$—	$47,193

Liabilities:
Interest rate derivative contracts	$—	$(2,843)	$—	$(2,843)
Total derivative instruments	$—	$(2,843)	$—	$(2,843)

On January 1, 2009, we adopted the previously-deferred provisions of SFAS 157 for nonfinancial assets and liabilities, which are comprised primarily of asset retirement costs and obligations initially measured at fair value in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”).  These assets and liabilities are recorded at fair value when incurred but not re-measured at fair value in subsequent periods.  We classify such initial measurements as Level 3 since certain significant unobservable inputs are utilized in their determination.  A reconciliation of the beginning and ending balance of our asset retirement obligations is presented in Note 6, in accordance with SFAS 143.  During the three months ended March 31, 2009, we did not incur asset retirement obligations. The adoption of SFAS 157 on January 1, 2009, as it relates to nonfinancial assets and nonfinancial liabilities, did not have a material impact on our financial position or results of operations.

6.	Asset Retirement Obligations

The asset retirement obligations as of March 31 reported on our consolidated balance sheets and the changes in the asset retirement obligations for the three months ended March 31, were as follows:

	2009	2008
	(in thousands)
Asset retirement obligations at January 1,	$2,134	$190
Liabilities added during the current period	—	1,260
Accretion expense	25	14
Asset retirement obligation at March 31,	$2,159	$1,464

7.	Related Party Transactions

In Appalachia, we rely on Vinland to execute our drilling program, operate our wells and gather our natural gas. We reimburse Vinland $60 per well per month, which increased to $95 per well per month beginning March 1, 2009 through December 31, 2009 (in addition to normal third party operating costs) for operating our current natural gas and oil properties in Appalachia under a Management Services Agreement (“MSA”) which costs are reflected in our lease operating expenses. Also, Vinland received a $0.25 per Mcf transportation fee on existing wells drilled at December 31, 2006 and $0.55 per Mcf transportation fee on any new wells drilled after December 31, 2006 within the area of mutual interest or “AMI.” This gathering and compression agreement has been amended for the period beginning March 1, 2009 through December 31, 2009, to provide for a fee based upon the actual costs incurred by Vinland to provide gathering and transportation services plus a $0.05 per mcf margin. This transportation fee only encompasses transporting the natural gas to third party pipelines at which point additional transportation fees to natural gas markets would apply. These transportation fees are outlined under a Gathering and Compression Agreement (“GCA”) with Vinland and are reflected in our lease operating expenses. Costs incurred under the MSA were $0.2 million and $0.1 million for the three months ended March 31, 2009 and 2008, respectively. Costs incurred under the GCA were $0.2 million and $0.3 million for the three months March 31, 2009 and 2008, respectively. A payable of $1.3 million and $2.5 million, respectively, is reflected on our March 31, 2009 and December 31, 2008 consolidated balance sheets in connection with these agreements and direct expenses incurred by Vinland related to the drilling of new wells and operations of all of our existing wells in Appalachia.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.	Common Units and Net Income per Unit

Basic earnings per unit is computed in accordance with SFAS No. 128,“Earnings Per Share” (“SFAS 128”) by dividing net income (loss) attributable to unitholders by the weighted average number of units outstanding during the period. Diluted earnings per unit is computed by adjusting the average number of units outstanding for the dilutive effect, if any, of unit equivalents.  We use the treasury stock method to determine the dilutive effect. As of March 31, 2009, we have two classes of units outstanding:  (i) units representing limited liability company interests (“common units”) listed on NYSE Arca, Inc. under the symbol VNR and (ii) Class B units, issued to management and an employee as discussed in Note 9. Unit-Based Compensation. The Class B units participate in distributions and no forfeiture is expected; therefore, all Class B units were considered in the computation of basic earnings per unit. The 175,000 options granted to officers under our long-term incentive plan had no dilutive effect as the exercise price is higher than the market price; therefore, they have been excluded from the computation of diluted earnings per unit. In addition, the phantom units granted to officers under our long-term incentive plan will have no dilutive effect unless there is a liability at December 31, 2009 and it is satisfied in units; therefore, they have been excluded from the computation of diluted earnings per unit.

In accordance with SFAS 128, dual presentation of basic and diluted earnings per unit has been presented in the consolidated statements of operations for the three months ended March 31, 2009 and 2008 including each class of units issued and outstanding at that date: common units and Class B units. Net income (loss) per unit is allocated to the common units and the Class B units on an equal basis.

9.	Unit-Based Compensation

In April 2007, the sole member at that time reserved 460,000 restricted Class B units in VNR for issuance to employees. Certain members of management were granted 365,000 restricted Class B units in VNR in April 2007, which vest two years from the date of grant. In addition, another 55,000 restricted VNR Class B units were issued in August 2007 to two other employees that were hired in April and May of 2007, which will vest after three years. The remaining 40,000 restricted Class B units are available to be awarded to new employees or members of our board of directors as they are retained.

In October 2007 and February 2008, four board members were granted 5,000 common units each of which vested after one year. Additionally, in October 2007, two officers were granted options to purchase an aggregate of 175,000 units under our long-term incentive plan with an exercise price equal to the initial public offering price of $19.00 which vested immediately upon being granted and had a fair value of $0.1 million on the date of grant.

On January 1, 2009, in accordance with their previously negotiated employment agreement, phantom units were granted to two officers in amounts equal to 1% of our units outstanding at January 1, 2009 and the amount paid in either cash or units will equal the appreciation in value of the units, if any, from the date of the grant until the determination date (December 31, 2009), plus cash distributions paid on the units, less an 8% hurdle rate. As of March 31, 2009, a liability and non-cash compensation expense totaling $1.3 million has been recognized.

Furthermore, on January 7, 2009, four board members were granted 5,000 common units each of which will vest after one year and on February 27, 2009, employees were granted 17,950 units which will vest after one year.

These common units, Class B units, options and phantom units were granted as partial consideration for services to be performed under employment contracts and thus will be subject to accounting for these grants under SFAS No. 123(R), Share-Based Payment. The fair value of restricted units issued is determined based on the fair market value of common units on the date of the grant. This value is amortized over the vesting period as referenced above. A summary of the status of the non-vested units as of March 31, 2009 is presented below:

	Number of Non-vested Units	Weighted Average Grant Date Fair Value

Non-vested units at December 31, 2008	440,000	$18.10
Granted	37,950	8.07
Vested	(20,000)	(17.34)
Non-vested units at March 31, 2009	457,950	$17.30

At March 31, 2009, there was approximately $1.8 million of unrecognized compensation cost related to non-vested restricted units. The cost is expected to be recognized over an average period of approximately 0.8 years. Our consolidated statements of operations reflects non-cash compensation of $2.2 million and $0.9 million in the selling, general and administrative line item for the three months ended March 31, 2009 and 2008, respectively.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.	Subsequent Event

On April 1, 2009, we and our wholly-owned subsidiary, TEC, exchanged several wells and lease interests (the “Asset Exchange”) with Vinland, Appalachian Royalty Trust, LLC, and Nami Resources Company, L.L.C. (collectively, the “Nami Companies”). Each of the Nami Companies is beneficially owned by Majeed S. Nami, who beneficially owns 26.8% of our common units representing limited liability company interests. In the Asset Exchange, we assigned well, strata and leasehold interests with internal estimated future cash flows of approximately $2.8 million discounted at ten percent, and received well, strata, and leasehold interests with an approximately equal value.

11.	Guarantees of Securities to be Registered

We are contemplating the filing of a registration statement on Form S-3 that will include debt securities. The debt securities will be co-issued by our 100% owned finance subsidiary (the “Subsidiary Issuer”) and will be guaranteed by us and all of our subsidiaries other than the Subsidiary Issuer (the “Subsidiary Guarantors” and, together with the Subsidiary Issuer, the “Subsidiaries”). Such guarantees will be full and unconditional as well as joint and several. As the parent company, we have no independent operating assets or operations. In addition, there will be no restrictions on our ability to obtain funds from our Subsidiaries by dividend or loan, and our Subsidiaries will have no restricted assets.